UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): October 26, 2025
COMPASS PATHWAYS PLC
(Exact Name of Registrant as Specified in Its Charter)

England and Wales	001-39522	Not applicable
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

33 Broadwick Street
London W1F 0DQ
United Kingdom
(Address of Principal Executive Offices; Zip Code)
+1 (716) 676-6461
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
American Depositary Shares, each representing one ordinary share, nominal value £0.008 per share	CMPS	The Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 26, 2025, the board of directors (the “Board”) of COMPASS Pathways plc (the “Company”) appointed Jeff Jonas, M.D., to join the Board, effective October 29, 2025, and designated him as a Class II director. Dr. Jonas will serve as a director and hold office until: (a) the next annual general meeting following his appointment, when he shall retire, but shall then be eligible for re-election; or (b) his earlier resignation or removal in accordance with the Company’s articles of association. Dr. Jonas was also appointed as a member of the audit and risk and the scientific committees of the Board.

Dr. Jonas has served as a partner at Cure Ventures, a life sciences venture capital firm, since January 2024. From November 2022 until September 2023, Dr. Jonas served as the chief executive officer of ABio-X, a Boston area biotechnology incubator. Previously, Dr. Jonas served as the chief innovation officer of Sage Therapeutics, Inc., a publicly-traded biopharmaceutical company (subsequently acquired by Supernus Pharmaceuticals, Inc. (Nasdaq: SUPN) ("Sage")), from December 2020 to November 2022 and as the chief executive officer and president of Sage from August 2013 to December 2020. Dr. Jonas currently serves on the board of directors of Generation Bio Co (Nasdaq: GBIO) where he has served since 2018 and multiple private biotechnology companies. He currently serves as a member of the scientific advisory board for Delix Therapeutics. Previously, Dr. Jonas served on the boards of directors of Sage, from August 2013 to December 2024 and of Karuna Pharmaceuticals, Inc., a publicly-traded biopharmaceutical company, from October 2018 until its acquisition by Bristol Myers Squibb (NYSE: BMY) in March 2024. Dr. Jonas earned his B.A. from Amherst College and M.D. from Harvard Medical School. He completed a residency in psychiatry at Harvard Medical School, and he served as chief resident in psychopharmacology at McLean Hospital, Harvard Medical School.

Dr. Jonas will receive cash and equity compensation in accordance with the Directors’ Remuneration Policy for Non-Executive Directors (“Director Compensation Policy”). Pursuant to the Director Compensation Policy, upon joining to the Board on October 29, 2025, Dr. Jonas will receive an option to purchase 52,000 ordinary shares, nominal value £0.008 per share, of the Company (the “Ordinary Shares”) (or American Depository Shares (“ADSs”) equal to that number of ordinary shares) under the Company’s 2020 Share Option and Incentive Plan, with an exercise price equal to the closing price of the Company’s ADSs on the Nasdaq Global Select Market on the date of grant. This initial option grant will vest in 36 equal monthly installments over three years, subject to Dr. Jonas’s continued service through each applicable vesting date. In accordance with the Director Compensation Policy, Dr. Jonas will be eligible to receive an annual option grant on the date of each annual shareholder’s meeting and annual cash retainers of $40,000 for serving on the Company’s Board, $10,000 for serving as a member of the audit and risk committee and $6,000 for serving as a member of the scientific committee.

There was no arrangement or understanding between Dr. Jonas and any other person pursuant to which Dr. Jonas was selected as a director. Other than the Deed of Indemnity described in the following paragraph, Dr. Jonas is not a party to any transaction that would require disclosure under Item 404(a) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”). There are no family relationships between Dr. Jonas and any director or executive officer of the Company.

Dr. Jonas also entered into the Company’s standard Deed of Indemnity, the form of which was filed as Exhibit 10.6 to the Company’s registration statement on Form F-1/A filed with the Securities and Exchange Commission on September 14, 2020.

As part of this Board transition, on October 28, 2025, Thomas Lönngren provided notice that he would retire from his position on the Board and committee positions effective as of December 31, 2025. Mr. Lönngren’s decision to retire from the Board was not the result of any disagreement with the Company on any matter relating to the operations, policies or practices of the Company.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibits are filed herewith:

Exhibit No.	Description

99.1	Press Release issued by COMPASS Pathways plc on October 29, 2025
104	Cover page interactive data file (embedded within Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPASS PATHWAYS PLC

Date: October 29, 2025	By:	/s/ Teri Loxam
Teri Loxam
Chief Financial Officer